EXHIBIT 10.1

                                                               EXECUTION VERSION
                                                               -----------------

                              FORBEARANCE AGREEMENT
                              ---------------------

     This FORBEARANCE AGREEMENT, dated as of April 4, 2003 (this "Agreement"), is by and among MCSi, Inc., a Maryland corporation, which is the successor by merger to Miami Computer Supply Corporation, an Ohio corporation (herein, together with its successors and assigns, the "Borrower"); the financial institutions listed on the signature pages hereof (the "Lenders"); NATIONAL CITY BANK, a national banking association, as a Lender and as Documentation Agent; and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as a Lender, the Swing Line Lender, a Letter of Credit Issuer, the Collateral Agent and Administrative Agent (the "Administrative Agent") for the Lenders under the Credit Agreement.

                             PRELIMINARY STATEMENTS

     1. The Borrower, the Lenders, and the Administrative Agent entered into the Amended and Restated Credit Agreement, dated as of December 1, 1998 (as amended, the "Credit Agreement"; capitalized terms used but not otherwise defined herein shall have the meanings accorded such terms contained or incorporated in the Credit Agreement).

     2. The Borrower has failed to, or anticipates that it will fail to, perform or observe certain covenants and agreements contained in the Credit Agreement, which failures have resulted or will result in Events of Default under the Credit Agreement.

     3. The Borrower has requested that the Administrative Agent and the Lenders forbear, until May 2, 2003, from exercising their rights and remedies under the Credit Agreement and the other Credit Documents with respect to such Events of Default, and the Lenders, subject to and based upon the agreements, representations, terms and conditions herein, agree to such request. In furtherance of such request, the Borrower, the Administrative Agent and the Lenders have agreed to amend the Credit Agreement, all on the terms and subject to the conditions of this Agreement.

                                    AGREEMENT

     In consideration of the mutual agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties to this Agreement agree as follows:

     SECTION 1 ACKNOWLEDGMENT OF THE BORROWER.

     1.1 Outstanding Balance. As of the date of this Agreement, the Borrower owes the Lenders $129,400,000.00 in principal amount of General Revolving Loans under the Credit Agreement and $302,610.95 in accrued and unpaid interest and fees under the Credit Agreement, and has outstanding a Letter of Credit with a Stated Amount of $527,500.03, and all of such indebtedness, together with continually accruing interest and related costs, fees and expenses (including, without limitation, attorneys' fees and fees of financial advisors) is, as of the date hereof, owing without claim, counterclaim, right of recoupment, abatement, reduction or set-off of any kind or nature.

     1.2 Default. The Borrower acknowledges that Events of Default have occurred and are continuing as follows:

     (a) under Section 10.1(c) of the Credit Agreement, the Borrower failed to comply with Section 9.7 (Consolidated Total Debt/Consolidated EBITDA Ratio) of the Credit Agreement for the Testing Period ended December 31, 2002;

     (b) under Section 10.1(c) of the Credit Agreement, the Borrower failed to comply with Section 9.8 (Fixed Charge Coverage Ratio) of the Credit Agreement for the Testing Period ended December 31, 2002; and

     (c) under Section 10.1(j) of the Credit Agreement, the existence of events and circumstances that have had a Material Adverse Effect upon the Borrower (collectively, the "Certain Existing Defaults").

In addition, the Borrower anticipates that it will not be in compliance with the covenants set forth in Section 9.7 and 9.8 of the Credit Agreement, in each case for the Testing Period ended March 31, 2003, which noncompliance will result in additional Events of Default under Section 10.1(c) of the Credit Agreement (the "Anticipated Defaults"). As used herein, "Forbearance Defaults" means (i) the Certain Existing Defaults, (ii) the Anticipated Defaults, and (iii) any other Default or Event of Default that has occurred and was continuing prior to the date hereof.

     SECTION 2 FORBEARANCE.

     2.1 Forbearance. During the Forbearance Period (as defined below), neither the Administrative Agent nor the Lenders will exercise any of their rights or remedies under the Credit Agreement and the other Credit Documents solely with respect to the Forbearance Defaults. For purposes of this Agreement: (i) the "Forbearance Period" means the period commencing on the Effective Date (as defined below) and ending on the Termination Date (as defined below); (ii) the "Effective Date" means the date first written above or such later date as each of the conditions precedent set forth in Section 6 hereof has been satisfied; and (iii) the "Termination Date" means the earlier of (a) May 2, 2003, and (b) the date the Forbearance Period is terminated upon the occurrence of any of the events described in Section 2.2 below. Nothing in this Agreement shall constitute a waiver by the Lenders of any Default or Event of Default under the Credit Agreement (including the Forbearance Defaults), whether now existing or hereafter arising. This Agreement only constitutes an agreement by the Lenders to forbear from exercising their rights and remedies under the Credit Agreement and the other Credit Documents based upon the Forbearance Defaults on the terms and subject to the conditions set forth in this Agreement.

     2.2 Termination of Forbearance. Upon the occurrence of any Termination Event (as defined below), the Required Lenders are entitled to, without prior notice to the Borrower, immediately terminate the Forbearance Period, unless such Termination Event is an Event of Default described in Section 10.1(h) of the Credit Agreement, in which case the Forbearance

Period will automatically terminate without demand or notice of any kind. For purposes of this Agreement, "Termination Event" means:

     (a) the Borrower shall (i) default in the payment when due of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing under the Credit Agreement or under any other Credit Document;

     (b) the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 9 of the Credit Agreement (other than Sections 9.7 through 9.11, inclusive);

     (c) the occurrence of an Event of Default under Section 10.1(h) of the Credit Agreement;

     (d) one or more judgments or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a liability (whether or not covered by insurance) of $125,000 or more in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries;

     (e) failure by the Borrower to comply with any of its other agreements described in Section 4; or

     (f) any representation or warranty made by any Credit Party under this Agreement or any agreement, instrument or other document executed or delivered by any Credit Party in connection with this Agreement is untrue or incorrect in any material respect when made or any schedule, certificate, statement, report, financial data, notice or writing furnished at any time in connection herewith by any Credit Party to the Lenders or the Administrative Agent is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified.

     2.3 Effect at End of Forbearance Period. When the Forbearance Period ends, all Obligations may be declared immediately due and payable as provided in the Credit Agreement, without notice or demand, and without regard to any matters transpiring during the Forbearance Period or the financial condition or prospects of the Borrower as of such date, and the Lenders will be fully entitled to exercise any rights and remedies they may have under the Credit Agreement, the other Credit Documents or applicable law.

     2.4 No Waiver.

     (a) The Lenders have not waived, are not by this Agreement waiving, and have no present intention of waiving, any Events of Default that may be continuing on the date hereof or any Events of Default that may occur after the date hereof (whether the same or similar to the Forbearance Defaults or otherwise), and the Lenders have not agreed to forbear with respect to any of their rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Forbearance Defaults), that may have occurred or are continuing as of the date hereof or that may occur after the date hereof.

     (b) Subject to Section 2.1 above (solely with respect to the Forbearance Defaults), the Lenders reserve the right, in their sole discretion, to exercise any or all of their rights and remedies under the Credit Agreement, the other Credit Documents and applicable law as a result of any Events of Default that may exist and be continuing on the date hereof or any Event of Default that may occur after the date hereof, and the Lenders have not waived any of such rights or remedies, and nothing in this Agreement, and no delay on their part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies.

     (c) Without limiting the generality of the foregoing, the Borrower will not claim that any prior action or course of conduct by the Lenders constitutes an agreement or obligation to continue such action or course of conduct in the future. The Borrower acknowledges that the Lenders have made no commitment as to how or whether the Forbearance Defaults will be resolved upon or following the Termination Date.

     (d) Nothing in this Agreement, other than the provisions in Section 3 below and except as provided in Section 4 below, shall be construed as an amendment to the Credit Agreement or any Credit Document. The Credit Agreement and the other Credit Documents are in full force and effect, as modified by the provisions in
Section 3 and Section 4 below, and shall remain in full force and effect unless and until an agreement modifying such documents is executed by applicable Credit Party and the Lenders or Administrative Agent, as applicable.

     SECTION 3 AMENDMENTS TO CREDIT AGREEMENT. Effective as of the Effective Date, the Credit Agreement will be amended as follows:

     3.1 Definitions - Asset Sale. The definition of "Asset Sale" contained in
Section 1.1 of the Credit Agreement is hereby, effective as of the Effective Date, amended and restated in its entirety to read as follows:

          "Asset Sale" shall mean the sale, transfer or other disposition (including by means of Sale and Lease-Back Transaction, and by means of mergers, consolidations, and liquidations of a corporation, partnership or limited liability company of the interests therein of the Borrower or any Subsidiary) by the Borrower or any Subsidiary to any person other than the Borrower or any Domestic Subsidiary of any of their respective assets, including but not limited to bulk sales of obsolete inventory, provided that the term Asset Sale shall not include sales, transfers or other dispositions of inventory in the ordinary course of business.

     3.2 Certain Proceeds of Asset Sales. Section 5.2(d) of the Credit Agreement is hereby, effective as of the Effective Date, amended and restated in its entirety to read as follows:

          (d) Certain Proceeds of Asset Sales. If the Borrower or any of its Subsidiaries have received Cash Proceeds from any Asset Sale (in a single transaction or a series of related transactions) of at least $25,000, not later than the second Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount at least equal to 100% of the Net Cash Proceeds then received in excess of such amount from such Asset Sale, shall be applied as a mandatory prepayment of principal of the outstanding General Revolving Loans, and the General Revolving Loan

     Commitments shall be permanently reduced as provided in Section 4.3(c) of the Credit Agreement.

     3.3 Permitted Acquisitions. Section 9.2(c) of the Credit Agreement is hereby, effective as of the Effective Date, amended and restated in its entirety to read as follows:

     (c) Permitted Acquisitions. [Reserved]

     3.4 Dividends. Section 9.6 of the Credit Agreement is hereby, effective as of the Effective Date, amended and restated in its entirety to read as follows:

          9.6. Dividends, etc. The Borrower will not (a) directly or indirectly declare, order, pay or make any dividend (other than dividends payable solely in capital stock of the Borrower) or other distribution on or in respect of any capital stock of any class of the Borrower, whether by reduction of capital or otherwise, or (b) directly or indirectly make, or permit any of its Subsidiaries to directly or indirectly make, any purchase, redemption, retirement or other acquisition of any capital stock of any class of the Borrower (other than for a consideration consisting solely of capital stock of the same class of the Borrower) or of any warrants, rights or options to acquire or any securities convertible into or exchangeable for any capital stock of the Borrower.

     3.5 General Revolving Loan Commitment. The General Revolving Loan Commitments of the Lenders are hereby, effective as of the Effective Date, decreased by $30,000,000 in the aggregate, and the General Revolving Loan Commitments of the Lenders set forth on Annex I of the Credit Agreement are hereby amended to reflect such decrease as follows (as the same may be further decreased as provided herein and in the Credit Agreement):

     Lender                                    General Revolving Loan Commitment
     ------                                    ---------------------------------

      PNC Bank, National Association            $20,312,500.00
      National City Bank                        $20,312,500.00
      LaSalle Bank, National Association        $20,312,500.00
      US Bank, National Association             $20,312,500.00
      Fifth Third Bank                          $12,187,500.00
      The Huntington National Bank              $20,312,500.00
      The Provident Bank                        $16,250,000.00

      Total                                     $130,000,000.00

     SECTION 4 AGREEMENTS OF THE BORROWER.

In consideration of the Lenders' forbearance under this Agreement, the Borrower agrees as follows:

     4.1 Special Financial Covenants. As used herein, the following definitions shall have the following meanings:

     "Antecedent Debt Payments" means Antecedent Debt Payments, as reflected or would be reflected in the Cash Budget.

      "Cash Budget" shall mean the Consolidated Cash Flow Projections of the Borrower for the period March 24, 2003 through May 2, 2003, a copy of which is attached hereto as Exhibit A.

     "Capital Expenditures" means Capital Expenditures, as reflected or would be reflected in the Cash Budget.

     "Contingency" means Contingency, as reflected or would be reflected in the Cash Budget.

     "Cumulative Operating Cash" means Total Cash Receipts minus Total Operating Disbursements.

     "Cumulative Other Expenditures" means Cumulative, Other Expenditures, as reflected or would be reflected in the Cash Budget.

     "Direct Costs" means Direct Costs, as reflected or would be reflected in the Cash Budget.

     "Interest" means Interest, as reflected or would be reflected in the Cash Budget.

     "Inventory Optimization" means Inventory Optimization, as reflected or would be reflected in the Cash Budget.

     "Letters of Credit" means Letter of Credit, as reflected or would be reflected in the Cash Budget.

     "Measurement Date" means each of the following dates: (i) April 4, 2003,
(ii) April 18, 2003, and (iii) May 2, 2003.

     "Overhead Costs" means Overhead Costs, as reflected or would be reflected in the Cash Budget.

     "Total Cash Receipts" means Total Cash Receipts, as reflected or would be reflected in the Cash Budget.

     "Total Disbursements" means the sum of (i) Total Operating Disbursements and (ii) Total Other Expenditures.

     "Total Operating Disbursements" means the sum of (i) Direct Costs, (ii) Overhead Costs, (iii) Interest and (iv) Capital Expenditures.

     "Total Other Expenditures" means the sum of (i) Antecedent Debt Payments,
(ii) Inventory Optimization, (iii) Letters of Credit, and (iv) Contingency.

     (a) Total Operating Disbursements. During the Forbearance Period, the Borrower shall not permit Total Operating Disbursements in the aggregate to be in excess of the amount set forth below for the periods set forth below ending on the Measurement Date set forth below:

--------------------------------------------------------------------------------
            Measurement Date                  Total Operating Disbursements
            ----------------                  -----------------------------
--------------------------------------------------------------------------------
For the two weeks ending April 4, 2003                 $20,645,784
--------------------------------------------------------------------------------
For the four weeks ending April 18, 2003               $37,048,731
--------------------------------------------------------------------------------
For the six weeks ending May 2, 2003                   $56,633,241
--------------------------------------------------------------------------------

     (b) Cumulative Other Expenditures. During the Forbearance Period, the Borrower shall not permit Cumulative Other Expenditures in the aggregate to be in excess of the amount set forth below for the periods set forth below ending on the Measurement Date set forth below:

--------------------------------------------------------------------------------
            Measurement Date                  Cumulative Other Expenditures
            ----------------                  -----------------------------
--------------------------------------------------------------------------------
For the two weeks ending April 4, 2003                 $3,927,500
--------------------------------------------------------------------------------
For the four weeks ending April 18, 2003               $7,227,500
--------------------------------------------------------------------------------
For the six weeks ending May 2, 2003                   $8,427,500
--------------------------------------------------------------------------------

     (c) Cumulative Operating Cash. During the Forbearance Period, the Borrower shall not permit the Cumulative Operating Cash to be in less than the amount set forth below for the periods set forth below ending on the Measurement Date set forth below:

--------------------------------------------------------------------------------
            Measurement Date                    Cumulative Operating Cash
            ----------------                    -------------------------
--------------------------------------------------------------------------------
For the two weeks ending April 4, 2003                ($3,693,360)
--------------------------------------------------------------------------------
For the four weeks ending April 18, 2003              ($9,014,011)
--------------------------------------------------------------------------------
For the six weeks ending May 2, 2003                  ($10,581,405)
--------------------------------------------------------------------------------

     (d) Bonding. Without the prior written approval of the Administrative Agent, during the Forbearance Period, the maximum amount of the cash collateral and other collateral supporting performance bonds or bid bonds constituting part of the "Contingency" component of Total Other Expenditures shall not exceed $3,000,000 in the aggregate.

     (e) Compliance Certificate. On the Wednesday following each Measurement Date, or more often as the Administrative Agent may request, the Borrower will provide an officer's certificate certifying compliance with this Section 4.1, and demonstrating in detail satisfactory to the Administrative Agent the calculations necessary for such certification.

     4.2 Reporting. During the Forbearance Period and thereafter, the Borrower will provide the Administrative Agent and Lenders with a rolling 13 week cash flow forecast on Wednesday of each week for the current week and the following 12 weeks, together with a variance comparison to the previous two weeks and accompanied by an officer's certificate certifying the information therein.

     4.3 Condition Precedent to Loans. In lieu of the conditions precedent set forth in Section 6.2 of the Credit Agreement, as a condition precedent to the obligations of the Lenders to make each Loan and/or of a Letter of Credit Issuer to issue each Letter of Credit during the Forbearance Period, the Borrower will provide an officer's certificate certifying compliance with this Agreement, including but not limited to Section 4.1 hereof (together with such supporting information as the Administrative Agent may reasonably request). During the Forbearance Period, the Borrower will not request, and the Lenders will not be obligated to fund, any General Revolving Loans other than in accordance with the Cash Budget, and the proceeds of such Loans shall be used by the Borrower as set forth in Cash Budget within the categories set forth in the

Cash Budget, provided that any use of proceeds in excess of $25,000 for the category Contingency shall be approved by the Administrative Agent in writing, such approval not to be unreasonably withheld.

     4.4 Tax Refunds. Notwithstanding anything to the contrary in the Credit Agreement, immediately upon the receipt of the presently anticipated tax refund (estimated by the Borrower to be approximately $25,000,000), the Borrower will make a mandatory prepayment of General Revolving Loans in an amount equal to 100% of such tax refund, and the General Revolving Commitments will be permanently reduced in an amount equal to the amount of any such tax refund less the lesser of (i) 40% of the tax refund or (ii) $10,000,000.

     4.5 Loans; Interest Rates. Notwithstanding anything to the contrary in the Credit Agreement, during the Forbearance Period and thereafter, the Borrower may only borrow Prime Rate Loans; provided that (1) one Eurodollar Loan in the principal amount of $30 million outstanding on the Effective Date may remain outstanding and may be renewed as a Eurodollar Loan so long as the Hedge Agreement to which it relates is outstanding and (2) the two other Eurodollar Loans outstanding on the Effective Date may remain outstanding but may not be renewed as Eurodollar Loans. Notwithstanding anything to the contrary in the Credit Agreement, during the Forbearance Period and thereafter, all Prime Rate Loans will bear interest at a rate equal to (i) the Prime Rate, plus (ii) the highest Applicable Prime Rate Margin set forth on the Pricing Grid, plus (iii) 200 basis points. The Lenders acknowledge and agree that such interest includes default interest payable under Section 2.7(d) of the Credit Agreement.

     4.6 Letters of Credit. During the Forbearance Period and thereafter, to the extent any existing Letter of Credit and any future Letter of Credit or renewal of an existing Letter of Credit is outstanding when an Event of Default exists (other than the Forbearance Defaults during the Forbearance Period), the Borrower will be deemed to have requested (and the Lenders will be deemed to have advanced) General Revolving Loans in an amount equal to 105% of the Stated Amount of all such Letters of Credit and such amount shall be deposited with and retained by the Administrative Agent as cash collateral for such Letters of Credit. During the Forbearance Period and thereafter, in the event that any Letter of Credit Issuer makes any payment or disbursement under any Letter of Credit, the Borrower will be deemed to have concurrently requested (and the Lenders shall be deemed to have advanced) General Revolving Loans in the amount of the payment to drawing to reimburse such Letter of Credit Issuer for such payment and/or drawing. During the Forbearance Period and thereafter, any Letter of Credit, other than the renewal of the existing Letter of Credit with a Stated Amount of $527,500.03 and other than a new Letter of Credit with the Stated Amount of $527,500 as reflected in the Cash Budget, shall be issued in the sole and absolute discretion of the Letter of Credit Issuer.

     4.7 Real Property Leases. Notwithstanding anything in the Credit Agreement to the contrary, during the Forbearance Period and thereafter, neither the Borrower nor any of its subsidiaries will enter into any new leases of real property without the prior written consent of the Administrative Agent.

     4.8 Bank Accounts. During the Forbearance Period and thereafter (i) the Borrower will not open any bank, deposit or securities accounts other than accounts with the Administrative Agent or a Lender; (ii) all existing accounts and relationships will be maintained and any changes will require the consent of the Administrative Agent; (iii) the Borrower will not change any of its existing standing transfer orders with existing banks without the approval of the Administrative Agent; and (iv) all funds held by or on behalf of the Borrower or any of its Domestic Subsidiaries in any account other than an account with the Administrative Agent shall be transferred daily to an account with the Administrative Agent.

     4.9 Foreign Subsidiaries. Notwithstanding anything to the contrary in the Credit Agreement or in any previously provided waiver or consent, during the Forbearance Period and thereafter: (i) neither the Borrower nor any of its Subsidiaries shall engage in any transaction (including without limitation any disposition or winding down of operations) involving any Foreign Subsidiary of the Borrower located in Canada or the United Kingdom without the prior written consent of the Administrative Agent and the Required Lenders, provided that a liquidation or other dissolution of MCSi Europe Limited shall not require such prior written consent, and it being expressly understood that such liquidation or other dissolution of MCSi Europe Limited shall not constitute an Event of Default under Section 10.1(h) of the Credit Agreement; and (ii) neither the Borrower nor any of its Subsidiaries shall make any further loans or advances to, capital contributions to or other investments in, any Foreign Subsidiary without the prior written consent of the Administrative Agent and the Required Lenders.

     4.10 Eligible Transferees. As contemplated by the definition of "Eligible Transferee", the Borrower hereby confirms and agrees that on and after the Effective Date it will not have the right to disapprove an assignment by a Lender under the Credit Agreement.

     4.11 Change of Control - Chief Executive Officer. As contemplated by the definition of "Change of Control", the Required Lenders hereby consent to the appointment of D. Gordon Strickland as successor to Michael E. Peppel as Chief Executive Officer of the Borrower. Notwithstanding the foregoing and anything in the Credit Agreement to the contrary, if after the date hereof D. Gordon Strickland shall cease to be the Chief Executive Officer of the Borrower for any reason whatsoever, an immediate Event of Default shall occur under the Credit Agreement unless a successor acceptable to the Required Lenders in their sole and absolute discretion is expeditiously appointed to such office. In addition, if at any time after the Effective Date the person serving in the capacity as Chief Financial Officer of the Borrower ceases to be acceptable to the Required Lenders, then an immediate Event of Default shall occur under the Credit Agreement, it being expressly understood that Joseph Geraghty serving in the capacity as Chief Financial Officer of the Borrower is acceptable to the Required Lenders.

     4.12 Acknowledgment and Consent. The Borrower will cause the Subsidiary Guarantors to execute and deliver to the Lenders the Acknowledgment and Consent of the Subsidiary Guarantors attached hereto as Exhibit B as soon as reasonably practicable after the date of this Agreement.

     4.13 Asset Sales. Notwithstanding the existence of the Forbearance Defaults and anything to the contrary contained in the Credit Agreement, during the Forbearance Period the Borrower and its Subsidiaries may dispose of inventory in the ordinary course of business.

     4.14 Further Assurances. At any time and from time to time, at the cost and expense of the Borrower, the Borrower will, and will cause its Subsidiaries to:
(i) execute and deliver all further agreements, instruments and documents, and take all further action, that may be reasonably necessary to complete the transactions contemplated by this Agreement; (ii) cooperate fully with the Lenders' personnel and representatives with respect to any reasonable request for information by such personnel and representatives, and (iii) subject to any attorney-client or other privilege of the Borrower, comply with any reasonable request of the Administrative Agent or any of the Lenders to permit officers and designated representatives of the Administrative Agent or any of the Lenders to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever's possession (but only to the extent the Borrower or such Subsidiary has the right to do so to the extent in the possession of another person), to examine the books of account and other records of the Borrower and any of its Subsidiaries, to make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers.

     SECTION 5 REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants to the Administrative Agent and the Lenders that:

     5.1 Due Authorization; No Conflict; No Lien; Enforceable Obligation. The execution, delivery and performance by the Borrower of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental, regulatory or other approvals (if any are required) and do not and will not contravene or conflict with any provision of (i) any law, (ii) any judgment, decree or order, or (iii) the Borrower's articles or certificate of incorporation or by-laws (or other organizational documents), and do not and will not contravene or conflict with, or cause any lien to arise under any provision of any material agreement or instrument binding upon the Borrower or upon any of its property. This Agreement and the Credit Agreement are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

     5.2 No Claims, etc. Neither the Borrower nor any other Credit Party has any claim or offset against, or defense or counterclaim to, any of their respective obligations or liabilities under the Credit Agreement or any other Credit Document, or the Administrative Agent and each of the Lenders and their respective directors, officers, employees, attorneys, representatives, parents, affiliates, subsidiaries, predecessors, successors and assigns.

     5.3 Insurance Policies. The insurance policies of the Borrower listed on
Schedule I attached hereto are in full force and effect.

     SECTION 6 CONDITIONS PRECEDENT.

The obligation of the Lenders to institute the forbearance contemplated by this Agreement and the commencement of the Forbearance Period are subject to the following:

     6.1 Documents. The Administrative Agent has received all of the following, each duly executed, as applicable, and dated as of the Effective Date (or such other date as is satisfactory to the Administrative Agent) and in form and substance satisfactory to the Administrative Agent:

     (a) this Agreement;

     (b) certified copies of the resolutions of the Borrower authorizing this Agreement;

     (c) the Borrower shall have delivered an organization chart of the Borrower and its Subsidiaries, certified by an officer of the Borrower as being true, correct and complete in all material respects as of the Effective Date; and

     (d) the Borrower will have paid all fees and expenses incurred by the Administrative Agent and the Lenders in connection with the preparation of this Amendment to the extent invoiced on or prior to the date hereof.

     6.2 Representations and Warranties. The representations and warranties of the Borrower set forth in this Agreement are true and correct.

     6.3 Prepayment. On the Effective Date, the Borrower shall have made a mandatory prepayment of General Revolving Loans in an amount equal to 100% of the Borrower's or any Subsidiary's current overnight investment accounts maintained at Merrill Lynch or any other institution, and such accounts shall thereafter be closed by the Borrower and remain closed.

     SECTION 7 MISCELLANEOUS.

     7.1 Captions. The recitals to this Agreement and the section captions used in this Agreement are for convenience only and do not affect the construction of this Agreement.

     7.2 Governing Law; Severability. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO, NOTWITHSTANDING ITS CONFLICTS OF LAWS PRINCIPLES. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     7.3 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart will be deemed to be an original, but all such counterparts together constitute but one and the same Agreement.

     7.4 Successors and Assigns. This Agreement is binding upon the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns, and inures to the sole benefit of the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns. The Borrower has no right to assign its rights or delegate its duties under this Agreement.

     7.5 Continued Effectiveness. Notwithstanding anything contained in this Agreement, the terms of this Agreement are not intended to and do not serve to effect a novation as to the Credit Agreement or any other Credit Document. The parties to this Agreement expressly do not intend to extinguish the Credit Agreement or any other Credit Document. Instead, the parties to this Agreement expressly intend to reaffirm the indebtedness created under the Credit Agreement and the other Credit Documents. The Credit Agreement and the other Credit Documents remain in full force and effect and the terms and provisions of the Credit Agreement and the other Credit Documents are ratified and confirmed.

     7.6 Release. The Borrower fully releases, remises, acquits, irrevocably waives and forever discharges each of the Lenders and Administrative Agent, together with their respective predecessors, successors, assigns, subsidiaries, affiliates and agents and all of their respective past, present and future officers, directors, shareholders, employees, contractors and attorneys and the predecessors, heirs, successors and assigns of each of them, from and with respect to any and all actions and causes of action, suits, disputes, controversies, claims, debts, sums of money, offset rights, defenses to payment, agreements, promises, notes, bonds, bills, covenants, losses, damages, judgments, executions and demands of whatever nature, known or unknown, whether in contract, in tort or otherwise, at law or in equity, for money damages or dues, recovery of property, or specific performance, in respect of the Forbearance Agreement, the Credit Agreement, the other Credit Documents and the transactions contemplated thereby, all the foregoing being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

     7.7 Tolling. Any and all statute of limitations, repose or similar legal constraints on the time by which a claim must be filed, a person given notice thereof, or asserted, that expire, run or lapse during the Forbearance Period on any claims that the Lenders may have against the Borrower or any of its Subsidiaries or any person related to any of them (collectively, the "Forbearance Period Statutes of Limitation") will be tolled during the Forbearance Period. The Borrower (on behalf of itself and its Subsidiaries) waives any defense it may have against the Lenders under the Forbearance Period Statutes of Limitation, applicable law or otherwise solely as to the expiration, running or lapsing of the Forbearance Period Statutes of Limitation during the Forbearance Period.

     7.8 Revival Of Obligations. If all or any part of any payment under or on account of the Credit Agreement, the other Credit Documents, this Agreement or any agreement, instrument or other document executed or delivered by Borrower in connection with this Agreement is invalidated, set aside, declared or found to be void or voidable or required to be repaid to the issuer or to any trustee, custodian, receiver, conservator, master, liquidator or any other person pursuant to any bankruptcy law or pursuant to any common law or equitable cause then, to the extent of such invalidation, set aside, voidness, voidability or required repayment, such payment would be deemed to not have been paid, and the obligations of the Borrower in respect thereof would be immediately and automatically revived without the necessity of any action by the Lenders.

     7.9 JURY TRIAL WAIVER. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CREDIT AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

        [Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above.

MCSi, Inc.,                             PNC BANK, NATIONAL ASSOCIATION,
  a Maryland corporation which is         individually as a Lender, a
  the successor by merger to Miami        Letter of Credit Issuer, the Swing
  Computer Supply Corporation, an         Line Lender and as Administrative
  Ohio corporation                        Agent


By:  /s/ D. Gordon Strickland           By:  /s/ Thomas J. McCool
     ------------------------------          ------------------------------
Name:   D. Gordon Strickland            Name:   Thomas J. McCool
Title:  President and CEO               Title:  Senior Vice President

NATIONAL CITY BANK,                     LASALLE BANK, NATIONAL ASSOCIATION
  individually as a Lender and
  as Documentation Agent


By:  /s/ John R. Davis                  By:  /s/ Warren F. Weber
     ------------------------------          ------------------------------
Name:   John R. Davis                   Name:   Warren F. Weber
Title:  Senior Vice President           Title:  FVP

THE PROVIDENT BANK                      US BANK, NATIONAL ASSOCIATION


By:  /s/ Douglas J. Koo                 By:  /s/ Douglas W. Worden
     ------------------------------          ------------------------------
Name:   Douglas J. Koo                  Name:   Douglas W. Worden
Title:  Vice President                  Title:  Assistant Vice President

FIFTH THIRD BANK                        THE HUNTINGTON NATIONAL BANK


By:   /s/ Patty Hable                   By:  /s/ David F. Isler
      -----------------------------          ------------------------------
Name:   Patty Hable                     Name:   David F. Isler
Title:  Vice President                  Title:  Senior Vice President